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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We have issued our report dated April 23, 1996, accompanying the consolidated financial statements and schedules of Countrywide Credit Industries, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended February 29, 1996, which is incorporated by reference in this Amendment No. 1 to the Registration Statement (File Nos. 333-3835 and 333-3835-01) and Post-Effective Amendment No. 2 to the Registration Statement (File Nos. 33-59559 and 33-59559-01) (collectively, the "Registration Statement"). We consent to the incorporation by reference in this Registration Statement and of the aforementioned report and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

/s/GRANT THORNTON LLP



Los Angeles, California
July 10, 1996